Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:

Ben W. Perks	Andrew J. Bosman
Executive Vice President and Chief Financial Officer	Executive Director of Marketing and Communications
312.573.5630	312.573.5631

NAVIGANT CONSULTING FINANCING OVERSUBSCRIBED AND INCREASED TO $500 MILLION

CHICAGO, May 31, 2007 – Navigant Consulting, Inc. (NYSE:NCI), a global consulting firm providing dispute, investigative, operational, risk management and financial advisory solutions to legal counsel, government agencies and companies experiencing regulatory or structural challenges, today announced that it has finalized the increase of its unsecured multi-bank credit facility to $500 million.

As announced on April 26, 2007, the Company is increasing its current unsecured multi-bank credit facility to support its previously announced stock repurchase authority (including the Company’s “modified” Dutch auction tender offer), as well as the Company’s ongoing growth initiatives. The final, amended agreement with the banks increased the current unsecured multi-bank credit facility from $200 million to $500 million, with the option to increase the credit facility by another $100 million.

“As originally announced, the Company was targeting to increase the credit facility to $450 million, but based on the positive response from the banking community, we have increased the facility by an additional $50 million, to $500 million,” stated William M. Goodyear, Chairman and CEO. “We are extremely pleased with the favorable response from our banking partners, including the new banks that have joined the facility. This financing will provide us with added flexibility as we continue to invest in the Company’s future growth initiatives.”

The syndication was led by Bank of America Securities LLC, and LaSalle Bank, N.A., a subsidiary of ABN AMRO Bank N.V., was the joint lead arranger.

About Navigant Consulting

Navigant Consulting, Inc. (NYSE: NCI) is a specialized independent consulting firm providing dispute, financial, regulatory and operational advisory services to government agencies, legal counsel and large companies facing the challenges of uncertainty, risk, distress and significant change. The Company focuses on industries undergoing substantial regulatory or structural change and on the issues driving these transformations. “Navigant” is a service mark of Navigant International, Inc. Navigant Consulting, Inc. (NCI) is not affiliated, associated, or in any way connected with Navigant International, Inc. and NCI’s use of “Navigant” is made under license from Navigant International, Inc. More information about Navigant Consulting can be found at www.navigantconsulting.com.

Except as set forth below, statements included in this press release, which are not historical in nature are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words including “anticipates,” “believes,” “intends,” “estimates,” “expects” and similar expressions. These statements are based upon management’s current expectations as of the date of this press release. The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those indicated in the forward-looking statements including, without limitation: the success of the tender offer; the effects of our increased leverage subsequent to the tender offer; risks inherent in international operations; pace, timing and integration of acquisitions; management of professional staff, including dependence on key personnel, recruiting, attrition and the ability to successfully integrate new consultants into the Company’s practices; utilization rates; dependence on the expansion of and the increase in the Company’s service offerings and staff; conflicts of interest; potential loss of clients; risks inherent with litigation; significant client assignments; professional liability; potential legislative and regulatory changes; and general economic conditions. Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the SEC under the “Risk Factors” sections and elsewhere in those filings. The Company cannot guarantee any future results, levels of activity, performance or achievement and also undertakes no obligation to update any of its forward-looking statements after the date of this press release.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s common stock. The solicitation of offers to buy the Company’s common stock will only be made pursuant to the Company’s Offer to Purchase and related materials sent to the Company’s shareholders. Shareholders should read those materials carefully because they contain important information, including the various terms and conditions of the offer. Shareholders may obtain copies of the Offer to Purchase, related materials filed by the Company as part of the statement on Schedule TO and other documents filed with the Securities and Exchange Commission through the Commission’s internet address at http://www.sec.gov without charge. Shareholders may also obtain copies of the Offer to Purchase and related materials, as filed with the Commission (excluding exhibits), without charge from the Company or by written or oral request directed to the Information Agent, D. F. King & Co., Inc., 48 Wall Street, New York, New York 10005, telephone number (888) 542-7446 (banks and brokers call collect (212) 269-5550).

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